Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Iteris, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$335,845,125 (1)	0.00014760	$49,570.74 (2)
Fees Previously Paid	—		—
Total Transaction Valuation	$335,845,125
Total Fees Due for Filing			$49,570.74
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$49,570.74

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of August 8, 2024, by and among Almaviva S.p.A., Pantheon Merger Sub Inc., and Iteris, Inc. (the “Company”).

(1) The Proposed Maximum Aggregate Value of the Transaction was calculated as follows:

(i)	Title of each class of securities to which the transaction applies: common stock, par value $0.10 per share of (“Common Stock”), of the Company.

(ii)
Aggregate number of securities to which the transaction applies: As of the close of business on September 4, 2024, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 50,033,507, which consists of:

a.	42,908,660 issued and outstanding shares of Common Stock;

b.	5,935,797 shares of Common Stock underlying Company Options with exercise prices below $7.20;

c.	876,420 shares of Common Stock underlying Company RSUs; and

d.	312,630 shares of Common Stock underlying Company PSUs.

(iii)
Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on September 4, 2024, the underlying value of the transaction was calculated as the sum of:

a.	the product of 42,908,660 shares of Common Stock multiplied by the Merger Consideration of $7.20 per share;

b.
the product of 5,935,797 shares of Common Stock subject to issuance pursuant to outstanding Company Options with exercise prices below $7.20, multiplied by $3.09 (which is the excess of $7.20 over $4.11, the weighted average exercise price of such Company Options);

c.	the product of 876,420 shares of Common Stock subject to issuance pursuant to outstanding Company RSUs multiplied by the Merger Consideration of $7.20 per share; and

d.	the product of 312,630 shares of Common Stock subject to issuance pursuant to outstanding Company PSUs multiplied by the Merger Consideration of $7.20 (such sum, the “Total Consideration”).

(2) In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00014760.